Exhibit 10.2

PARTICIPATION AGREEMENT

THIS Participation Agreement (this “Agreement”) is entered into on the 12th day of March, 2010 (the “Execution Date”) between Upland Oil and Gas, LLC Sucursal del Peru, a Texas limited liability company acting through its branch registered under the laws of the Republic of Peru (“Operator”), and Gulf United Energy del Peru Ltd., a company organized and existing under the laws of the British Virgin Islands (“Gulf”).  Operator and Gulf are sometimes referred to collectively as “Parties” and individually as “Party.”

WITNESSETH:

WHEREAS, on March 21, 2007, Upland Oil and Gas LLC Sucursal del Peru, Endevco Eureka del Peru S.A.C. and East Cameron Partners del Peru S.A.C. entered into the License Contract for Exploration and Exploitation of Hydrocarbons for Block XXIV with PeruPetro S.A. (“Block XXIV License Contract”); and

WHEREAS, as of the date of this Agreement, Operator owns not less than eighty percent (80%) of the rights and obligations of the Contractor under the Block XXIV License Contract and the Contract Area (as defined below); and

WHEREAS, Operator is willing to assign and transfer an undivided thirty-five percent (35%) of the rights and obligations of the Contractor under the Block XXIV License Contract to Gulf subject to a proportionate part of the overriding royalty interest of the 1% of gross revenues from Block XXIV assigned to HTX Capital, LLC pursuant to that certain Override Agreement by and between Operator and HTX Capital, LLC, dated the 20th day of January, 2010 (the “License Override”) and to a proportionate part of the 1% net production interest in Block XXIV assigned to Adam Pollack pursuant to that certain Agreement dated November 23, 2009 by and between Adam Pollack and Jorge Rivera (the “Pollack Net Production Interest”) in accordance with the terms set forth herein and Gulf wishes to acquire such interest; and

WHEREAS, on February 28, 2008 Petron Resources, LP entered into the Regional Studies Agreement with PeruPetro S.A. (the “TEA Agreement”) covering Areas I, II, III, and IV (“TEA Areas”); and

WHEREAS, pursuant to that certain Assignment and Assumption Agreement by and between Operator and Petron Resources, LP dated January 7, 2009 (the “Petron Assignment”), Petron Resources, LP assigned all of its interest in the TEA Agreement to Operator; and

WHEREAS, as of the date of this Agreement, Operator owns one hundred percent (100%) of the rights and obligations of The Company under the TEA Agreement in the TEA Areas (as defined below), subject to final regulatory approval of the Petron Assignment  and to an overriding royalty interest of 1% of gross revenues from TEA Areas I, II, III, and IV assigned to  HTX Capital, LLC pursuant to that certain Override Agreement by and between Operator and HTX Capital, LLC, dated the 20th day of January, 2010 (the “TEA Override”); and

WHEREAS, Operator is willing to assign and transfer thirty-five percent (35%) of the rights and obligations of The Company under the TEA Agreement to Gulf in accordance with the terms set forth herein and Gulf wishes to acquire such interest.

NOW THEREFORE, in consideration of the mutual covenants set forth in this Agreement, the Parties agree as follows:

1.Definitions.  Unless otherwise defined herein, terms defined in the Block XXIV License Contract or the TEA Agreement when used in this Agreement shall have the same meaning as defined in the Block XXIV License Contract or TEA Agreement, as applicable. Terms defined in the singular shall have the same meaning when used in the plural and vice versa.  A reference to a “Clause” is a reference to a numbered clause of this Agreement unless otherwise specified.

1.1	“AFE” has the meaning specified in the Block XXIV JOA.

1.2
“Affiliate” means with respect to any Person, a Person that directly or indirectly Controls, or is Controlled by, or is under common Control with, such Person.    For purposes of this definition, Control means the ownership directly or indirectly of fifty percent (50%) or more of the voting rights in a Person.  “Controls”, “Controlled by” and other derivatives shall be construed accordingly.

1.3	“Approval Date” has the meaning specified in Clause 2.3.

1.4	“Approval Notice” has the meaning specified in Clause 2.3.

1.5	“Adjusted Participating Interest” means a Block XXIV Adjusted Participating Interest or a TEA Adjusted Participating Interest, as applicable.

1.6
“Assignments” means the instruments in the form attached hereto as Exhibit A (“Block XXIV Deed of Assignment”) (for the Block XXIV License Contract), and Exhibit B (“TEA Deed of Assignment”) (for the TEA Agreement) and such other instruments as may be necessary or appropriate to transfer and assign the Gulf Participating Interests from Operator to Gulf, free and clear of all Encumbrances except the Block XXIV JOA and a proportionate part of the obligations under the HTX Override and the Pollack Net Production Interest.

1.7	“Block XXIV Approvals” has the meaning specified in Clause 3.5.

1.8	“Block XXIV Carried Costs” has the meaning specified in Clause 2.4.

1.9
“Block XXIV JOA” means the Operating Agreement dated July 23, 2007 between Operator, Endevco Eureka Del Peru S.A.C., and East Cameron Partners Del Peru S.A.C., together with all future amendments of the same.

1.10	“Block XXIV License Contract” has the meaning specified in the recitals to this Agreement.

1.11	“Block XXIV Adjusted Participating Interest” means a Block XXIV Participating Interest as adjusted pursuant to Clauses 2.8(b) and (c), as applicable.

1.12	“Block XXIV Participating Interest” means the undivided percentage interest of any Person in the rights and obligations of the Contractor under the Block XXIV License Contract.

1.13	“Business Day” means a day (other than a Saturday or Sunday) on which commercial banks in Texas are generally open for business.

1.14	“Carry Period” has the meaning specified in Clause 2.4.

1.15
“Contract Area” shall have the same meaning as such term is defined in the Block XXIV License Contract.  The current Contract Area covered by the Block XXIV License Contract is set forth on Exhibit C attached hereto.

1.16	“Contractor” means all of the parties to the Block XXIV License Contract, except PeruPetro S.A., and their successors and permitted assigns.

1.17	“Cut-off Date” means June 1, 2010.

1.18
“Encumbrance” means any lien, security interest, pledge, encumbrance, claim, restriction on voting, hypothecation, option, right of first refusal, preemptive right, community property interest, mortgage, charge, title retention agreement or other encumbrance, or other restriction of any kind.

1.19	“Escrow Agent” means Davis, Gerald & Cremer, P.C., attorneys at law.

1.20	“Execution Date” has the meaning specified in the opening sentence of this Agreement.

1.21
“Governmental Entity” means any government, including the Government of Peru, and all departments, political subdivisions, instrumentalities, agencies, corporations or commissions under the direct or indirect control thereof or owned thereby and shall include any court, legislature, council or state government or national, regional, municipal or local authorities.

1.22
“Gulf Participating Interests” means an undivided 35% of the rights and obligations of the Contractor under the Block XXIV License Contract and an undivided 35% of the rights and obligations of The Company under the TEA Agreement.

1.23
“Gulf Adjusted Participating Interests” means the undivided percentage of the rights and obligations of Contractor under the portions of the Block XXIV License Contract as to which such percentage applies and of The Company under the TEA Agreement as determined and redetermined under Clauses 2.8(b) and (c).

1.24	“HTX Override” means the License Override and the TEA Override.

1.25	“JOA” means the Block XXIV JOA or the TEA JOA, as applicable.

1.26	“K” means 1,000. Example: “$500K” means $500,000.

1.27	“License Override” has the meaning specified in the recitals to this Agreement.

1.28	“M” means 1,000,000. Example: “$1.8M” means $1,800,000.

1.29	“On-Going Costs” means any and all costs and expenses incurred in accordance with the applicable JOA in carrying out Operations conducted on or after the Execution Date.

1.30	“Operations” shall have the same meaning as such term is defined in the Block XXIV License Contract or TEA Agreement as the case may be.

1.31	“Participating Interest” means a Block XXIV Participating Interest or a TEA Participating Interest, as applicable.

1.32
“Past Costs” covers any and all costs and expenses incurred in carrying out Operations conducted prior to the Execution Date, which include, without limitation, costs such as:  (a) third-party costs for (i) data acquisition, licensing and evaluation, (ii) Block XXIV License Contract negotiations and acquisitions, including legal, consulting, translation and secretarial services, and (iii) environmental studies; (b) internal costs (salaries, benefits and other related overhead) for personnel of Operator and its Affiliates related to (i) Block XXIV License Contract negotiations and acquisitions, (ii) preparation for drilling operations, and (iii) data acquisition, licensing and evaluation, (c) drilling costs; and (d) costs and expenses incurred in relation to the bidding stage.  For the purposes of this Agreement, Gulf’s proportionate share of the Past Costs is stipulated to be Four Million One Hundred Thousand Dollars ($4,100,000).

1.33
“Person” means any natural or judicial person, including an individual, firm, corporation, partnership, limited liability company, trust, association, joint venture, Governmental Entity or other entity.

1.34	“Petron Assignment” has the meaning specified in the recitals to this Agreement.

1.35	“Pollack Net Production Interest” has the meaning specified in the recitals to this Agreement.

1.36	“Required Approvals” means the Block XXIV Approvals and the TEA Approvals.

1.37	“Restructuring Period” has the meaning specified in Clause 7.3.

1.38	“TEA Adjusted Participating Interest” means a TEA Participating Interest as adjusted pursuant to Clauses 2.8(b) and (c), as applicable.

1.39	“TEA Agreement” has the meaning specified in the recitals to this Agreement.

1.40	“TEA Approvals” has the meaning specified in Clause 3.5.

1.41	“TEA Area” shall have the same meaning as such term is defined in the TEA Agreement. The current TEA Area (Blocks I, II, III and IV) covered by the TEA Agreement is set forth in Exhibit D hereto.

1.42	“TEA Carried Costs” has the meaning specified in Clause 2.6.

1.43	“TEA JOA” means the Joint Operating Agreement entered into between Operator and Gulf pursuant to Clause 2.7 covering the TEA Agreement and the TEA Area.

1.44	“TEA Override” has the meaning specified in the recitals to this Agreement.

1.45	“TEA Participating Interest” means the undivided percentage interest of any Person in the rights and obligations of The Company under the TEA Agreement.

1.46	“The Company” means all of the parties to the TEA Agreement, other than PeruPetro S.A., and their successors and permitted assigns.

1.47	“Transfer Date” has the meaning specified in Clause 2.3.

2.	Assignments and Consideration.

2.1	Execution of Documents. On the Execution Date, the following shall occur:

(a)	Operator and Gulf shall execute the Assignments and deliver them to Escrow Agent. Escrow Agent shall hold all counterparts of the Assignments until the Required Approvals have been obtained.

(b)
Gulf shall pay Operator by wire transfer of immediately available funds to the account of Operator specified by notice in writing from Operator to Gulf $200,000, reimbursing Operator for a portion of the Past Costs.

(c)
Operator shall deliver to Gulf a Certificate of Operator executed by the Secretary or other appropriate officer of Operator certifying that (i) attached thereto are true and correct copies of the organizational documents of Operator and of the resolutions duly adopted by Operator approving this Agreement and the transactions contemplated hereby, (ii) such resolutions were duly adopted in accordance with the organizational documents of Operator and are in full force and effect, and (iii) the identity, and specimen signatures, of the officers of Operator duly authorized to execute and deliver this Agreement and the other documents contemplated hereby.

(d)
Gulf shall deliver to Operator a Certificate of Gulf executed by the Secretary or other appropriate officer of Gulf certifying that (i) attached thereto are true and correct copies of the organizational documents of Gulf and of the resolutions duly adopted by Gulf approving this Agreement and the transactions contemplated hereby, (ii) such resolutions were duly adopted in accordance with the organizational documents of Gulf and are in full force and effect, and (iii) the identity, and specimen signatures, of the officers of Gulf duly authorized to execute and deliver this Agreement and the other documents contemplated hereby.

(e)
Operator shall deliver to Gulf agreements executed by the equity owners of Operator in form and substance satisfactory to Gulf whereby such equity owners approve and agree to the provisions of Clause 7.4 of this Agreement and agree to execute and deliver any instruments necessary or appropriate to convert the Gulf Participating Interests to preferred and common equity interests in Operator as contemplated thereby.

2.2
Required Approvals.  Within thirty (30) Business Days following the Execution Date, Operator shall request the approvals from PeruPetro S.A. and the Ministry of Energy and Mines, the Ministry of Finance and the President of Peru, and any other applicable Governmental Entities and third Persons required for the Assignments and shall submit all documentation required in order to obtain such approvals.  Operator shall provide Gulf a copy of all documents submitted in connection with such requests for approval.  Gulf will cooperate with Operator in connection with such requests.  Without limiting the foregoing, within thirty (30) days following the Execution Date, Gulf will provide Operator with information regarding the qualification requirements set forth on Exhibit H attached hereto. Operator shall use its best efforts to obtain the Required Approvals as soon as possible after the Execution Date.  Operator shall keep Gulf fully informed of all communications with PeruPetro S.A., other Governmental Entities and third Persons with respect to the process for obtaining such approvals.  Operator will promptly provide Gulf copies of all correspondence, notices and requests received or made by it with respect to the Required Approvals.

2.3	Gulf Participating Interests.

(a)
Within thirty (30) Business Days following the date (the “Approval Date”) on which the Required Approvals have been obtained, Operator shall deliver a notice (the “Approval Notice”) to Gulf stating that such approvals have been obtained and including copies of the documentation evidencing such approvals.  On the later to occur of: (i) the 30th day (or the next Business Day  thereafter if such day is not a Business Day) following delivery of the Approval Notice to Gulf or (ii) the 90th day (or the next Business Day  thereafter if such day is not a Business Day) following the Execution Date (the “Transfer Date”), the following shall occur at the offices of Vinson & Elkins LLP in Houston, Texas:

(i)
Gulf shall pay $900,000 to Operator by wire transfer of immediately available funds to the account of Operator specified by notice in writing from Operator to Gulf, reimbursing Operator for a portion of the Past Costs;

(ii)	the Parties shall instruct the Escrow Agent to deliver to Gulf the original counterparts of the Assignments delivered to the Escrow Agent pursuant to Clause 2.1(a);

(iii)	the assignment and transfer from Operator to Gulf of the Gulf Participating Interests shall be effective; and

(iv)
Operator and Gulf shall execute and deliver such other instruments as may be necessary or appropriate to implement the transfer and assignment of the Gulf Participating Interests from Operator to Gulf.

(b)
Operator shall notify Gulf at least sixteen (16) days before, but no more than twenty-one (21) days before each of the first six (6) wells to be drilled in the Contract Area is spudded.  Within fifteen (15) days after the receipt of each such notice, Gulf shall pay to Operator by wire transfer of immediately available funds to the account of Operator specified by notice in writing from Operator to Gulf $500,000, which payments together with the amounts paid pursuant to Clause 2.1(b), Clause 2.3(a)(i) and Clause 2.3(c) shall fully reimburse Operator for the Past Costs.  The amounts to be paid by Gulf pursuant to this Clause 2.3(b) in connection with each of the first six (6) wells drilled in the Contract Area are in addition to the amounts to be paid by Gulf pursuant to Clause 2.4 in connection with each such well.

(c)
In the event that six (6) wells have not been spudded in the Contract Area prior to the Cut-Off Date, Operator shall notify Gulf and within fifteen (15) days after the receipt of such notice, Gulf shall pay to Operator by wire transfer of immediately available funds to the account of Operator specified in such notice the difference between $4,100,000 and the amounts paid by Gulf pursuant to Clauses 2.3(a) and 2.3(b).  Thereafter, Gulf shall have no further obligations under Clause 2.3(b).

2.4
Block XXIV Carried Costs.  Subject to the terms and conditions of this Agreement and the Block XXIV JOA, Gulf agrees to participate in all Operations conducted in the Contract Area pursuant to Work Programs and Budgets approved pursuant to Article VI of the Block XXIV JOA and attached hereto as Exhibit E, and to pay 80% of the On-Going Costs incurred in connection therewith in accordance with the Block XXIV JOA, until the earlier of the following:  (i) six (6) wells have been drilled in the Contract Area, or (ii) 80% of the On-Going Costs incurred under the JOA equals $6,000,000.  The On-Going Costs that Gulf agrees to pay pursuant to the preceding sentence are the “Block XXIV Carried Costs” and the period of time from the Execution Date to the earlier of times described in clauses (i) and (ii) of the preceding sentence is the “Carry Period”.  During the Carry Period, Operator shall provide Gulf with an AFE at least sixteen (16) days before, but no more than twenty-one (21) days before, each of the first six (6) wells in the Contract Area is scheduled to be spudded, and Gulf will pay the Block XXIV Carried Costs attributable to each AFE in accordance with the terms of the Block XXIV JOA within fifteen (15) days after receipt of the AFE, except that Gulf will pay the Block XXIV Carried Costs for the first such well to be drilled on the Contract Area as set forth in the AFE for such well attached hereto as Exhibit F on or before March 20, 2010.  Operator will consult with Gulf in advance concerning the location, depth and AFE for each future well proposed to be drilled in the Contract Area during the Carry Period.  Notwithstanding anything to the contrary contained in this Agreement or the Block XXIV JOA, during the Carry Period the Block XXIV Carried Costs of any well shall not be due prior to 15 days after the date the Block XXIV Carried Costs of any other well were due so that there will always be at least fifteen (15) days between the date that the Block XXIV Carried Costs for any well are due under this Clause 2.4 and the date the Block XXIV Carried Costs of any other well are due under this Clause 2.4.  During the Carried Period, Operator will not drill more than one well at a time.  Notwithstanding anything to the contrary, during the Carry Period, Operator has no duty to spud a given well until and unless Operator has received payment from Gulf of the applicable Carried Costs for that well together with any payment then-due by Gulf under 2.3(a) or 2.3(b) for Past Costs.

2.5
Block XXIV JOA.  All Operations conducted in the Contract Area shall be conducted pursuant to the terms of the Block XXIV JOA and Gulf and Operator shall be responsible for their respective Block XXIV Participating Interest shares of the On-Going Costs of such Operations, except that during the Carry Period, Gulf shall be responsible for, and shall pay, the Block XXIV Carried Costs as provided in Clause 2.4.  From and after the Execution Date, Gulf shall be deemed to have a 35% Participating Interest under the Block XXIV JOA and Gulf shall be entitled to exercise all rights under the Block XXIV JOA attributable to such 35% Participating Interest.  Gulf’s rights under this Clause 2.5, the Block XXIV Deed of Assignment, or the TEA Deed of Assignment may not be assigned except as provided in Clause 3.7.

2.6
TEA Carried Costs.  Subject to the terms and conditions of this Agreement and the TEA JOA, Gulf agrees to pay 100% of the On-Going Costs of all Operations conducted with respect to the TEA Areas pursuant to work programs and budgets approved pursuant to the terms of the TEA JOA (specifically including EarthSat imaging study and aeromagnetic survey and evaluation) up to $1.5 million (the “TEA Carried Costs”).  Operator shall bill Gulf for, and Gulf will pay, the TEA Carried Costs incurred in accordance with the terms of the TEA JOA.  Operator will consult with Gulf in advance concerning all Operations with respect to which Gulf agrees to pay 100% of the On-Going Costs pursuant to this Clause 2.6.

2.7
TEA JOA. The Parties will work in good faith to negotiate and enter as soon as practicable after the execution of this Agreement a joint operating agreement covering  the TEA Agreement and TEA Areas and designating Operator as the operator thereunder. The joint operating agreement so entered into is referred to in this agreement as the “TEA JOA”. All Operations conducted with respect to the TEA Area shall be conducted pursuant to the terms of the TEA JOA, and Gulf and Operator shall be responsible for their respective TEA Participating Interest shares of the On-Going Costs of such Operations, except as otherwise provided in Clause 2.6.

2.8	Default.

(a)
In the event that Gulf defaults in the payment of any Block XXIV Carried Costs or TEA Carried Costs due under this Agreement or any JOA, Operator shall notify Gulf of such failure in accordance with the terms of Article VIII of the applicable JOA.  In the event that Gulf fails to cure any such default within the times contemplated by Article 8.4(D) of the applicable JOA, Operator may, at its option exercisable anytime thereafter until such default is cured, as its sole and exclusive remedy notify Gulf that Gulf’s Participating Interests in the Block XXIV License Contract and the TEA Agreement and Gulf’ rights and obligations under the Block XXIV JOA and TEA JOA are terminated, save and except notwithstanding anything to the contrary contained in this Agreement or any JOA, or otherwise available to Operator in law or equity, it is understood and agreed Gulf shall be entitled to retain its (i) 35% Participating Interest in each well for which it has paid the Block XXIV Carried Costs theretofore invoiced to Operator and the equipment and other facilities therein or used in connection therewith, (ii) 70% of the  revenues attributable to the Block XXIV Participating Interests of Operator and Gulf in such wells in excess of the costs and expenses incurred under the Block XXIV JOA attributable to the Block XXIV Participating Interests of Operator and Gulf for operating and maintaining the wells, equipment and other facilities in or used in connection with the Contract Area and producing, transporting, marketing and otherwise disposing of production from the Contract Area until such time as Gulf has recovered from such excess revenues the amounts actually paid by Gulf under Clauses 2.1, 2.3, 2.4 and 2.6; thereafter revenue with respect to such wells shall be shared in proportion to each Party’s Adjusted Participating Interest therein, and (iii) all rights and obligations under the Block XXIV JOA and TEA JOA attributable to the rights and interests retained by Gulf under Clauses 2.8(a)(i) and (ii).

(b)
In the event that Gulf defaults in the payment of any Past Costs due under this Agreement, Operator shall notify Gulf of such failure and if Gulf fails to cure such default within thirty (30) days after the receipt of such notice, Operator may notify Gulf that Operator has elected to reduce Gulf’s Participating  Interest and increase Operator’s Participating Interest to their respective Adjusted Participating Interests, except as otherwise provided in Clause 2.8(a). Gulf’s Block XXIV Adjusted Participating Interest and its TEA Adjusted Participating Interest shall be the percentage determined by dividing the total amount of Block XXIV Carried Costs, TEA Carried Costs and Past Costs paid by Gulf pursuant to Clauses 2.1, 2.3, 2.4 and 2.6 of this Agreement by $11,600,000 and multiplying such quotient by 35%.  Operator’s Block XXIV Adjusted Participating Interest and its TEA Adjusted Participating Interest shall be its Block XXIV Participating Interest and its TEA Participating Interest increased by the difference between Gulf’s Participating Interest and Gulf’s Adjusted Participating Interest.  In the event that Operator elects to reduce Gulf’s Participating Interest and increase Operator’s Participating Interest to their respective Adjusted Participating Interests, the Adjusted Participating Interests shall become effective as to Block XXIV License Contract and the TEA Agreement five (5) Business Days after receipt by Gulf of Operator’s notice of election to reduce Gulf’s Participating Interest and increase Operator’s Participating Interest to their respective Adjusted Participating Interests as provided by this Clause 2.8(b), except as otherwise provided in Clause 2.8(a).

(c)
In the event that Operator elects to reduce Gulf’s Participating Interest and increase Operator’s Participating Interest to their respective Adjusted Participating Interests as provided by this Clause 2.8(b) and at any time thereafter on or before the Cut-off Date, Gulf pays all or any portion of the Past Costs that it had failed to pay under this Agreement, then the Adjusted Participating Interests shall be redetermined based on the same formula as set forth in the second sentence of Clause 2.8(b) but taking into account all Block XXIV Carried Costs, TEA Carried Costs and Past Costs paid by Gulf.  In the event that at such time of redetermination the total amount of Block XXIV Carried Costs and TEA Carried Costs that have been invoiced to Gulf in accordance with the terms of this Agreement and the applicable JOAs is less than $7,500,000, then for the purpose redetermining the Adjusted Participating Interests pursuant to this Clause 2.8(c), the $11,600,000 amount used in the formula in the second sentence of Clause 2.8(b) shall be $4,100,000 plus the total amount of Block XXIV Carried Costs and TEA Carried Costs that have been invoiced  to Gulf in accordance with the terms of this Agreement and the applicable JOAs.  In the event that the Adjusted Participating Interests are redetermined pursuant to this Clause 2.8(c), such Adjusted Participating Interests shall be effective as of the date that Operator paid the Past Costs that resulted in such redetermination as to Block XXIV License Contract and the TEA Agreement, except for any wells that were commenced between the time that the Adjusted Participating Interests became effective under Clause 2.8(b) and the time that Operator paid such unpaid Past Costs.  With respect to the wells in which Operator retained its 35% Participating Interest as provided in Clause 2.8(a), the redetermined Adjusted Participating Interests shall become effective after Gulf has recovered the amounts contemplated by in part (ii) of the last sentence of Clause 2.8(a).  The rights and remedies set forth in Clauses 2.8(b) and (c) shall be Operator’s sole and exclusive rights and remedies arising out of any failure of Gulf to pay any Past Costs under this Agreement.

(d)
In the event of any default by Operator in the performance of any of its obligations under this Agreement or any JOA, Gulf may exercise all of the rights and remedies available to it under Article VIII of the applicable JOA and any other rights and remedies available to Gulf in law or equity.

(e)
Each Party is specifically granted the right to seek specific performance of the terms of this Agreement, except that Operator’s sole right and remedies with respect to failure of Gulf to pay On-Going Costs and Past Costs under this Agreement are set forth in Clauses 2.8(a), (b) and (c).  Operator’s rights and remedies under the TEA JOA and Block XXIV JOA with respect to any other breaches or defaults by Gulf are not restricted by this Clause 2.8.

3.	Additional Agreements.

3.1
Disproportionate Revenue Sharing.  Gulf shall be entitled to receive 70% of the revenues attributable to the Block XXIV Participating Interests of Operator and Gulf in excess of the costs and expenses incurred under the Block XXIV JOA attributable to the Block XXIV Participating Interests of Operator and Gulf for operating and maintaining wells, equipment and other facilities in or used in connection with the Contract Area and producing, transporting, marketing and otherwise disposing of production from the Contract Area until such time as Gulf has recovered from such excess revenues the amounts actually paid by Gulf under Clauses 2.1, 2.3, 2.4 and 2.6; thereafter revenue shall be shared in proportion to each Party’s Participating Interest.

3.2	Gulf Branch Registration. Promptly following the Execution Date, Gulf shall register a branch in the Republic of Peru, if required pursuant to the laws of the Republic of Peru.

3.3	Payment Currency. Payments between the Parties under this Agreement shall be made in US dollars (US $).

3.4
Share of Contractor’s Obligations.  Gulf hereby ratifies, confirms and accepts the terms of the Block XXIV License Contract and the TEA Agreement, and Gulf agrees to abide by and comply with the terms of the Block XXIV License Contract and TEA Agreement to the extent of its Block XXIV Participating Interest and TEA Participating Interest.

3.5
Required Approvals.  The Assignment contemplated hereby with respect to the Block XXIV License Contract and the Block XXIV JOA can only be made effective after PeruPetro S.A. approves the qualifications of Gulf in accordance with Clause 16 of the Block XXIV License Contract and the provisions of Peruvian law and PeruPetro S.A. approves such Assignment (the “Block XXIV Approvals”).  The Assignment contemplated hereby with respect to the TEA Agreement can only be made effective after PeruPetro S.A. approves the qualifications of Gulf in accordance with Peruvian law, the Assignment with respect to the TEA Agreement and the assignment of the TEA Agreement from Petron Resources, LP to Operator (the “TEA Approvals”).  After the Execution Date, each Party will use all reasonable efforts to timely take any actions, make any filings or submissions and affect any undertakings reasonably required in order to obtain the Required Approvals.  Until such time as the Required Approvals are obtained and the actions described in Clause 2.3(a) have been taken, Operator shall hold the Gulf Participating Interests in trust for the benefit and enjoyment of Gulf.

3.6
Non-Operator Dealings.  For a period of twelve (12) months following the Execution Date, Gulf agrees that it will not purchase or otherwise acquire any rights of any third Person (including, without limitation, East Cameron Partners del Peru S.A.C. or Endevco Eureka del Peru S.A.C.) under the Block XXIV JOA or the Block XXIV License Contract without the express written permission of Operator, which permission shall not be unreasonably withheld.

3.7
Non-Assignment.  Gulf agrees that it will not sell, assign or transfer the Gulf Participating Interests, its rights under the Assignments, the Block XXIV License Contract, or the TEA Agreement, except as permitted by the terms of the applicable JOA.  Operator shall not sell, assign or transfer its Participating Interests or its rights in the Block XXIV License Contract or the TEA Agreement except as permitted by the terms of the applicable JOA.

4.	License Contract.

4.1	Operator. Notwithstanding the amendment of the Block XXIV License Contract, the Operator shall remain as Operator thereunder, subject to the terms of the Block XXIV JOA.

5.	Confidentiality and Access to Data.

5.1
Confidentiality.  Each Party agrees that all information disclosed under this Agreement, except information which (a) at the time such information is provided to a Party under this Agreement, is in the public domain; (b) subsequently comes into the public domain, except through breach of the undertakings set out in this Clause 5; or (c) is already lawfully in possession of a Party prior to the Execution  Date, shall be considered confidential and shall not be disclosed to any other person or entity without the prior written consent of the Party which owns such confidential information.  This obligation of confidentiality shall remain in force during the term of the Block XXIV License Contract or TEA Agreement, as the case may be, and for a period of two (2) years thereafter.  Notwithstanding the foregoing, confidential information may be disclosed without consent and without violating the obligations contained in this Clause 5 in the following circumstances:

(a)	to an Affiliate provided the Affiliate is bound to the provisions of this Clause 5 and the Party disclosing is responsible for the violation of an Affiliate;

(b)	to a governmental agency or other entity when required by the Block XXIV License Contract or TEA Agreement;

(c)
to the extent such information is required to be furnished in compliance with the applicable laws/regulations, or pursuant to any legal proceedings or because of any order of any court binding upon a Party;

(d)
to attorneys engaged, or proposed to be engaged, by any Party where disclosure of such information is essential to such attorneys’ work for such Party and such attorneys are bound by an obligation of confidentiality;

(e)	to contractors and consultants engaged, or proposed to be engaged, by any Party where disclosure of such information is essential to such contractor’s or consultant’s work for such Party;

(f)
to a bona fide prospective transferee of all or a portion of a Party’s Participating Interest, or portion thereof, to the extent appropriate in order to allow the assessment of such Participating Interest (including an entity with whom a Party and/or its Affiliates are conducting bona fide negotiations directed toward a merger, consolidation or the sale of a majority of its or an Affiliate’s shares);

(g)	to a bank. or other Person to the extent appropriate to a Party arranging for funding;

(h)
to the extent that a Party determines in good faith that such information is required to be disclosed by any law, rule or regulation of any Government Entity or stock exchange having jurisdiction over such Party, or its Affiliates or is subject to a request by any regulatory authority or Governmental Entity; provided that such Party shall provide notice of the disclosure to the non-disclosing Party and to the extent Clause 12 is applicable thereto, comply with the requirements thereof;

(i)	to its respective employees, subject to each Party taking sufficient precautions to ensure such information is kept confidential; and

(j)	to the other parties to the Block XXIV License Contract and JOA and PeruPetro S.A. solely to the extent as may be required to satisfy the Conditions.

Disclosure as pursuant to Clause 5.1 (e), (f), (g) and (j) shall not be made unless prior to such disclosure the disclosing Party has obtained a written undertaking from the recipient party to keep the information strictly confidential for at least as long as the period set out above and to use the information for the sole purpose described in Clause 5.1 (e), (f), (g), and (k), whichever is applicable, with respect to the disclosing Party.

5.2
Access to Data.  Each Party shall provide the other Party with access to all data relating to the Contract Area and the TEA Areas in its possession, custody or control, including without limitation technical, geological, commercial and other information relating to the Contract Area.  The data provided under this Clause 5.2 shall be subject to the confidentiality obligations under Clause 5.1.

6.	Representations and Warranties.

6.1	Gulf hereby represents and warrants to Operator as of the Execution Date and the Transfer Date as follows:

(a)	In making the decision to enter into this Agreement and consummate the transactions contemplated hereby, Gulf has relied solely on the basis of its own independent due diligence investigation.

(b)
Gulf has all necessary corporate power and authority to enter into this Agreement and the Assignments and to perform its obligations hereunder and thereunder.  All necessary corporate action has been taken to authorize Gulf to sign and deliver, and perform, the transactions contemplated by this Agreement and the Assignments.  This Agreement has been duly executed and delivered by Gulf and constitutes a legal, valid and binding obligation of Gulf, enforceable against Gulf in accordance with its terms, subject to the legal doctrines of bankruptcy, insolvency or similar legal doctrines affecting creditors’ rights generally and general principles of equity.  The Assignments, once executed by Gulf and Operator, will have been duly executed and delivered by Gulf and constitute legal, valid and binding obligations of Gulf, enforceable against Gulf in accordance with their terms, subject to the legal doctrines of bankruptcy, insolvency or similar legal doctrines affecting creditors’ rights generally and general principles of equity.

(c)
No event has occurred which constitutes, or which with the giving of notice and/or the lapse of time and/or a relevant determination would constitute, a contravention of, or default under, any agreement or instrument by which Gulf or any of its assets is bound or affected, being a contravention or default which would have a material adverse effect on the business, assets, or condition of Gulf and which would materially and adversely affect its ability to observe or perform its obligations under this Agreement and the transactions contemplated hereby.

(d)
No litigation, arbitration or administrative proceeding or claim which might by itself or together with any other such proceedings or claims materially and adversely affect Gulf’s ability to observe or perform its obligations under this Agreement and the agreements contemplated hereby, is presently in progress or pending or, to the best of the knowledge, information and belief of Gulf, threatened against Gulf or any Affiliate of Gulf.

6.2	Operator hereby represents and warrants to Gulf that as of the date hereof and the Execution Date and as of the Transfer Date:

(a)	Operator is a Contractor under the Block XXIV License Contract.

(b)
Operator holds not less than eighty percent (80%) of the rights and obligations of the Contractor under the Block XXIV License Contract, free and clear of all liens, claims and encumbrances other than the License Override and the Pollack Net Production Interest, and it has not received any notice or other communication from PeruPetro S.A., any other Governmental Entity or any other Person to terminate the Block XXIV License Contract or which would reduce Operator’s Participating Interest in the Block XXIV License Contract.

(c)
The Block XXIV License Contract and all rights and interest thereunder or deriving therefrom of Operator are in full force and effect and no default or act or omission of Operator, or, as far as Operator is aware, of any other person, has occurred thereunder nor is there any notice or intimation to Operator in respect thereof whether as a result of its default, act or omission or those of any other person or otherwise.  Operator has provided Gulf with a complete and correct copy of the Block XXIV License Contract.

(d)
The Block XXIV JOA is in full force and effect and no default or act or omission of Operator, or, as far as Operator is aware, except as provided in Exhibit G, of any other Person, has occurred thereunder.  Operator has not received any notice or intimation that it is in default in the performance of any of its obligations under the Block XXIV JOA.  Except as provided in Exhibit G, Operator has not delivered any notice or demand with respect to any default by any other Person in the performance of its obligations under the Block XXIV JOA.  Operator has provided Gulf with a complete and correct copy of the Block XXIV JOA.  Operator has validly exercised all of its rights under Article 8 of the Block XXIV JOA to cause East Cameron Partners del Peru S.A.C. and Endevco Eureka del Peru S.A.C. to forfeit their rights and interests in and to the Block XXIV License Contract, the Block XXIV JOA and the Contract Area as a result of defaults by such parties under the Block XXIV JOA, and such actions by Operator have been effective to cause such parties to forfeit all of their rights, titles and interests in and to the Block XXIV License Contract, the Block XXIV JOA and the Contract Area.

(e)	Operator is The Company under the TEA Agreement.

(f)
Operator holds one hundred percent (100%) of the rights and obligations of The Company under the TEA Agreement, free and clear of all liens, claims and encumbrances other than the TEA Override, by means of the Petron Assignment, but which has not yet been formally approved by the appropriate regulatory authorities, and it has not received any notice or other communication from PeruPetro S.A., any other Governmental Entity or any other Person to terminate the TEA Agreement or which would reduce Operator’s Participating Interest in the TEA Agreement.

(g)
The TEA Agreement and all rights and interest thereunder or deriving therefrom of Operator are in full force and effect and no default or act or omission of Operator, or, as far as Operator is aware, of any other person, has occurred thereunder nor is there any notice or intimation to Operator in respect thereof whether as a result of its default, act or omission or those of any other person or otherwise.  Operator has provided Gulf with a complete and correct copy of the TEA Agreement.

(h)
Operator has all necessary corporate power and authority to enter into this Agreement and the Assignments and to perform its obligations hereunder and thereunder.  All necessary corporate action has been taken to authorize Operator to sign and deliver, and perform, the transactions contemplated by this Agreement and the Assignments.  This Agreement has been duly executed and delivered by Operator and constitutes a legal, valid and binding obligation of Operator, enforceable against Operator in accordance with its terms, subject to the legal doctrines of bankruptcy, insolvency or similar legal doctrines affecting creditors’ rights generally and general principles of equity.  The Assignments, once executed by Operator and the Gulf, will have been duly executed and delivered by Operator and constitute legal, valid and binding obligations of Operator, enforceable against Operator in accordance with their terms, subject to the legal doctrines of bankruptcy, insolvency or similar legal doctrines affecting creditors’ rights generally and general principles of equity.

(i)
No event has occurred which constitutes, or which with the giving of notice and/or the lapse of time and/or a relevant determination would constitute, a contravention of, or default under, any agreement (including, for the avoidance of doubt, the Block XXIV License Contract or TEA Agreement) or instrument by which Operator or any of its assets is bound or affected, being a contravention or default which would have a material adverse effect on the business, assets, or condition of Operator and which would materially and adversely affect its ability to observe or perform its obligations under this Agreement and the transactions contemplated hereby.

(j)
No litigation, arbitration or administrative proceeding or claim which might by itself or together with any other such proceedings or claims materially and adversely affect Operator’s ability to observe or perform its obligations under this Agreement and the agreements contemplated hereby, is presently in progress or pending or, to the best of the knowledge, information and belief of Operator, threatened against Operator or any Affiliate of Operator.

6.3	Each Party Acknowledges and Agrees that:

(a)
The representations and warranties contained in this Agreement are the only representations or warranties of any kind given by or on behalf of the other Party and on which it may rely in entering into this Agreement;

(b)
Other than the representations and warranties given in this Agreement, no statement, promise or forecast made by or on behalf of any other Party or any other person may form the basis of, or be pleaded in connection with, any claim by such Party under or in connection with this Agreement; and

(c)	The Parties’ respective representations and warranties set out in this Clause 6 shall be also true and accurate at the date the Assignments are effective pursuant to Clause 2.3.

6.4
Disclaimer of Other Representations and Warranties.  Except for the representations and warranties provided in this Clause 6, Operator and Gulf make no, and disclaim any, warranty or representation of any kind, either express, implied, statutory, or otherwise, including, without limitation, the accuracy or completeness of any data, reports, records, projections, information, or materials now, heretofore furnished or made available to Gulf in connection with this Agreement.

7.	Term and Termination.

7.1	This Agreement shall become effective on the Execution Date and shall remain in full force until termination of this Agreement pursuant to this Clause 7.

7.2
This Agreement shall terminate at the earlier to occur of (i) the date upon which the Parties agree in writing to terminate this Agreement or (ii) the date upon which the Block XXIV License Contract, the TEA Agreement and all Licenses and License Contracts issued pursuant to the TEA Agreement have been terminated, provided however the terms of Clause 3.1 shall survive termination of this Agreement.

7.3
If any of the Required Approvals have not been obtained by the Cut-off Date, then the Parties shall meet and discuss, within thirty (30) days after the Cut-off Date (such thirty (30) day period being the “Restructuring Period”), possible amendments to the transaction envisaged by this Agreement which would facilitate, or avoid the need for, obtaining such Required Approvals.  If, during the Restructuring Period, the Parties are unable agree to such amendments, then provided that no Default exists, Gulf shall elect one of the following by notice in writing to Operator within thirty (30) days after the end of the Restructuring Period: (a) terminate this Agreement, or (b) convert the Gulf Participating Interests into an equivalent economic interest in Operator as provided in Clause 7.4.  If, during the Restructuring Period, the Parties are unable to agree to such amendments, and a Default exists, Operator shall elect one of the following by notice in writing to Gulf within thirty (30) days after the end of the Restructuring Period: (a) terminate this Agreement, or (b) convert the Gulf Participating Interests into an equivalent economic interest in Operator as provided in Clause 7.4.  Failure of the applicable Party to make an election under this Clause 7.3 within thirty (30) days following the end of the Restructuring Period shall constitute an election to terminate this Agreement.  In the event that this Agreement is terminated pursuant to this Clause 7.3,

(i)	Operator shall return to Gulf any amounts paid to date under the terms of Clause 2 herein without interest; and

(ii)	Both Parties shall terminate the JOAs and any other transaction agreements specified herein.

7.4
Equivalent Economic Interest.  In the event that an election is made under Clause 7.3 to convert the Gulf Participating Interests into an equivalent economic interest in Operator, the Gulf Participating Interests shall be converted into a preferred equity interest in Operator having distribution rights equivalent to Gulf’s rights under Clause 4.1 and common equity interests in Operator having a value equivalent to the balance of Gulf’s rights under this Agreement, the Gulf Participating Interests and the JOAs.  In determining the preferred and common equity interests in Operator that Gulf would be entitled to under the terms of this Clause 7.4, all relevant facts and circumstances will be taken into account, including without limitation, differences in value between the direct interests in the Block XXIV License Contract and the TEA provided under this Agreement and the indirect interest represented by an interest in Operator.  In the event that the Parties are unable to agree upon the equivalent economic interests in Operator into which the Gulf Participating Interests would be converted, then at the request of either Party such equivalent economic interests shall be determined pursuant to Clause 9.2.  When such equivalent economic interest have been finally determined pursuant to Clause 9.2 or agreed upon by the Parties, Operator and Gulf shall execute and deliver, and Operator shall cause its equity owners to execute and deliver, such instruments as are necessary or appropriate to convert the Gulf Participating Interests into such equivalent economic interests in Operator, free and clear of all Encumbrances.  Prior to the time the Required Approvals have been obtained, Operator shall not create or issue any preferred equity interests in itself, will not incur any indebtedness and will fund all of its operations with capital contributions from its equity owners.

8.
Further Assistance and Business Ethics.  Each of the Parties shall perform such further acts and execute and deliver such further documents as shall be reasonably required to perform its obligations pursuant to the terms of this Agreement; provided, however, each of the Parties represents to the other and agrees:

8.1
No Improper Payments.  It has not made nor shall it make in connection with the performance of this Agreement any payments, loans or gifts or promises or offers of payments, loans or gifts of any money or anything of value directly or indirectly to or for the use or benefit of any official or employee of any government or the agency or instrumentality of any government or to any political party or official or candidate thereof or to any other person if such Party knows or has reason to suspect that any part of such payment, loan or gift will be directly or indirectly given or paid to any such governmental official or employee or political party or candidate or official thereof or to any other person or entity the making of which would violate the laws or policies of the Republic of Peru or the United States.

8.2
Compliance Information.  It shall answer, in reasonable detail, any written or oral questionnaire from the other Party to the extent such questionnaire pertains to compliance with its representations provided in Clause 8.1.

9.	Governing Law and Arbitration.

9.1
Governing Law.  This Agreement shall be governed by and interpreted in accordance with the laws of the State of Texas, United States except to the extent the laws of any other jurisdiction are mandatorily applicable.

9.2
Arbitration.  Any dispute arising out of this Agreement which any Party determines in its sole discretion cannot be settled by mutual agreement shall be settled by arbitration in accordance with the Rules of the International Chamber of Commerce (“ICC”).  The place of arbitration shall be Houston, Texas.  The number of arbitrators shall be three (3), one (1) appointed by each of the Parties and the third appointed by mutual agreement of the Parties.  The award rendered by the arbitration tribunal shall be final and binding upon the Parties concerned.  The proceedings shall be in English and the award shall be final, binding and not subject to appeal.  Judgment upon the award rendered may be entered in any court having jurisdiction thereof.

9.3
Specific Performance.    Each Party acknowledges and agrees that the other Parties would be damaged irreparably, and in a manner for which monetary damages would not be an adequate remedy, in the event any of the provisions of this Agreement are not performed in accordance with its specific terms or otherwise are breached.  Accordingly, each Party agrees that the other Parties shall be entitled to enforce specifically this Agreement and the terms and provisions hereof in any proceeding instituted pursuant to Clause 9.2, in addition to any other remedy to which they may be entitled, at Law or in equity.

10.
Waiver of Sovereign Immunity.  Any Party that now or hereafter has a right to claim sovereign immunity for itself or any of its assets hereby waives any such immunity to the fullest extent permitted by the laws of any applicable jurisdiction.  This waiver includes immunity from (i) any expert determination, mediation, or arbitration proceeding commenced pursuant to this Agreement; (ii) any judicial, administrative or other proceedings to aid the expert determination, mediation, or arbitration commenced pursuant to this Agreement; and (iii) any effort to confirm, enforce, or execute any decision, settlement, award, judgment, service of process, execution order or attachment (including pre-judgment attachment) that results from an expert determination, mediation, arbitration or any judicial or administrative proceedings commenced pursuant to this Agreement.  Each Party acknowledges that its rights and obligations hereunder are of a commercial and not a governmental nature.

11.
Notices.  Any notice required or permitted to be given under this Agreement shall be given in writing in the English language and shall be deemed to have been sufficiently given when received whether delivered personally, mailed or couriered (postage prepaid), or sent by fax, with written confirmation of complete transmission, in accordance with the address information applicable to the receiving Party as set forth below or such other address or the attention of such other person as such Party may have designated by notice given in accordance with this Clause 11.

Upland Oil and Gas LLC Sucursal del Peru
Attention:  Jorge Rivera c/o Thomas E. Kelly
505 N. Big Spring, Suite 101
Midland, TX 79701
Tel: 0 + 51 1 4346270, 4346271, 4346272, 4346273
Fax: 0 + 51 1 4366319

With copy to (which shall not constitute notice):

Davis, Gerald & Cremer, PC
Attention:  David H. Smith
400 W. Illinois, Suite 1400
Midland, TX 79701
Tel: 432-687-0011
Fax: 432-687-1735

           and

BARRIOS FUENTES GALLO
Attention:  Germán Barrios
Abogados
Arias Araguez 250, Miraflores, Lima 18, Perú
Tel: (511) 610-6100
Fax: (511) 445-1015 / 242-2403

Gulf United Energy del Peru Ltd.
Attention: Heath C. Trisdale
Address: 3 Riverway, Suite 1800
Houston, TX  77056
Tel: (713) 209-2917
Fax: (713) 209-2927

12. Public Announcements.

12.1
Consent of Parties.  No Party shall without written consent of the other Party, which consent shall not be unreasonably withheld, no Party will issue, or permit any of its Affiliates to issue, any press release or otherwise make any public statement relating to the subject matter of this Agreement unless such release or statement is deemed in good faith by the disclosing Party to be required by any law, rule or regulation of any Governmental Entity or the rules and regulations of a stock exchange on which the shares of such Party or any of its Affiliates are listed.   In each case to which such exception applies, prior to making such press release or public statement, the releasing Party will provide a copy of such press release or public statement to the other Party.  To the extent feasible under the circumstances, the Parties will coordinate with each other on the issuance of press releases and public statements regarding the subject matter of this Agreement.

12.2
Consent of PeruPetro.  Without limiting the generality of what is stated in Clause 12.1, any consent requested by Gulf from Operator pursuant to Clause 12.1 shall not be considered unreasonably withheld so long as Operator is endeavoring to obtain the consent of PeruPetro S.A. for the making of any such public announcement, which consent Operator determines in its good faith judgment is reasonably required or desirable.

12.3
Entire Agreement.  This Agreement represents the entire agreement of the Parties and supersedes all prior written or oral agreements.  The terms are contractual and not mere recitals.  In entering into this Agreement, each Party stipulates, warrants, and represents that it has relied on the advice of its own attorneys and financial advisors concerning the legal and tax consequences of the Agreement; that its, his, or her own attorneys have completely read and explained to it the terms of the Agreement; that each is a sophisticated business person with experience negotiating these types of transactions; that no special relationship of influence or trust existed among the Parties prior to the entry into this Agreement that caused it to enter this Agreement; that each fully understands and voluntarily accepts the terms of the Agreement without any duress or undue persuasion put upon it by the other or any other person, specifically including, but not limited to, counsel or accountants for either Party; and that no representations, promises, or statements outside the four comers of this Agreement by the opposite Party, nor any agent, employee, attorney, accountant, or other representative of the opposite Party has influenced it into entering this Agreement.  Each Party has had access to counsel and an opportunity to read, review, and revise this Agreement.  This Agreement is the result of the joint efforts of the Parties and each of the same’s counsel.  Therefore, the Parties agree that this Agreement, and any given provision of it, should not be construed against either Party.  Each of the Parties hereto recognize and stipulate that this provision is binding as a matter of law and fact and shall preclude said Party from asserting that it was wrongfully induced to enter into this Agreement by any representation, promise, or agreement, or statement of a past or existing fact, which is not found within the four corners of this Agreement.

13.	Headings. The headings in this Agreement are for convenient reference only and shall not be used in the interpretation of this Agreement.

14.
No Brokers or Finders.  Neither Party, nor any of their respective Affiliates, has employed or retained any broker, agent or finder in connection with this Agreement, or incurred any liability for, paid or agreed to pay any brokerage fee, finder’s fee, commission or similar payment to any person or entity on account of this Agreement or transactions contemplated hereby.

15.	Amendment of this Agreement. This Agreement may be amended only by written agreement signed by the Parties.

16.	Each Party’s Expenses. Each Party shall bear its own expenses with respect to the Assignments contemplated under this Agreement.

17.	Each Party’s Taxes. Each Party shall be responsible for any taxes assessed against it as a result of the Assignments.

18.	Conflict. To the extent any provision in this Agreement conflicts with any provision of the License Agreement or the TEA Agreement, this Agreement controls.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective, duly authorized representatives.

Upland Oil and Gas LLC

Upland Oil and Gas LLC Sucursal de Peru	Gulf United Energy del Peru Ltd.

By:	By:

Name:	Name:

Title:	Title:

Date:	Date: